SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 12, 2002

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces First Quarter Outlook

Jasper, IN (September 12, 2002) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its first quarter fiscal 2003 ending September 30, 2002. Kimball's first quarter results are scheduled to be released on Thursday, October 17, 2002, prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects first quarter fiscal 2003 consolidated sales to approximate the prior year first quarter level and projects its earnings for the current fiscal year first quarter to be $0.07 to $0.12 per Class B share. The Company reported earnings of $0.13 per Class B share for the prior fiscal year first quarter.

Sales in the Electronic Contract Assemblies Segment are projected to increase over the prior year first quarter. The increased sales level is partially attributable to additional sales related to the Auburn, Indiana facility, which was acquired in the prior fiscal year second quarter. Net income in this segment is projected to be below the prior year first quarter, primarily due to focused customer and program diversification efforts, which are driving a greater percentage of the sales mix to new customer and program start-ups thereby lowering the overall profitability level of this segment.

In the Furniture and Cabinets Segment, sales are projected to decline from the year ago first quarter, due to lower sales volume estimates in most of the principal markets within this segment. Net income is projected to be below the prior year level, primarily related to the projected decline in sales volumes, and reduced manufacturing efficiencies in part due to unstable demand levels.

Kimball International will conduct a conference call on Thursday, October 17, 2002 following the release of its first quarter fiscal 2003 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about October 10, 2002.

The above first quarter fiscal 2003 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2002.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: September 12, 2002